SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                                 PartsBase, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PartsBase Accepts Hammond Group's Offer to Purchase Company
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Boca  Raton,  FL,  August 26,  2002--  PartsBase,  Inc.  (Nasdaq:  PRTS),  today announced that it has entered into a definitive merger agreement with Hammond I, Inc., a corporation wholly owned and controlled by Robert A. Hammond Jr., the
Chief  Executive  Officer,  President,   Chairman  of  the  Board  and  majority
stockholder of PartsBase, Hammond Acquisition Corp., a wholly owned subsidiary of Hammond I, Inc. and Robert A. Hammond Jr. (the "Agreement"). Under the terms of the Agreement, Hammond Acquisition Corp. will merge with PartsBase and PartsBase shall be the surviving corporation. The stockholders of PartsBase (other than Mr. Hammond, those stockholders owned or controlled by Mr. Hammond and stockholders of PartsBase who exercise their dissenters' rights under Delaware law) will receive a cash payment of $1.41 per share of common stock.

The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of PartsBase (other than the shares owned or controlled by Mr. Hammond). The closing of the proposed transaction is subject to, among other things, (i) approval of the proposed transaction by the affirmative vote of the majority of the outstanding shares of PartsBase and a majority of the outstanding shares of Common Stock not beneficially owned or controlled by Mr. Hammond not voting against the proposed transaction; (ii)the financial advisor to PartsBase not revoking, modifying or changing its fairness opinion delivered to PartsBase on August 26, 2002; (iii) receipt of any regulatory approvals and third party consents; and (iv) the settlement of pending class action litigation seeking to restrain the consummation of the proposed transaction.

The proposed transaction may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

This press release shall not constitute an offer or a solicitation of an offer to buy or sell any securities of PartsBase or a solicitation regarding the proposed transaction.

About PartsBase, Inc.
PartsBase,   Inc.   core   business  is  as  an  online   provider  of  Internet
business-to-business e-commerce services for the aviation industry.

RNpartners, Inc., a newly formed, wholly owned subsidiary, is a provider of critical care registered nurses for temporary assignment to hospitals in Miami/Dade, Hillsborough, Orange, Palm Beach and Broward counties of the State of Florida.

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to competition from other service providers, the company's ability to grow its subscriber and hospital base, to offer new functionality so that it will be accepted by the aviation marketplace and to attract a sufficient number of registered nurses in a limited talent pool. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the increasingly competitive and constantly changing nature of the business-to-business e-commerce market. More information about potential factors that could affect the company's business and financial results is included in the Company's Registration Statement on Form S-1 (SEC File No. 333-94337), as amended, and the Company's reports filed pursuant to the Securities Exchange Act of 1934, including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors", and "Competition", which are on file with the SEC (http://www.sec.gov).
SOURCE PartsBase, Inc.

It is expected that PartsBase will file, among other things, a Proxy Statement with the SEC in connection with the proposed transaction and will mail the Proxy Statement to stockholders of PartsBase. Stockholders are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about PartsBase, the proposed transaction and related matters. Stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement, when available, may be also obtained from PartsBase by contacting the person identified below.

In addition to the Proxy Statement, PartsBase files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, and other information filed by PartsBase at the SEC public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. PartsBase's filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.


Contact: For more information on PartsBase:
         Mark Weicher, Chief Financial Officer (mweicher@partsbase.com)
         Phone: 561.953.0702       Fax: 561.953.0786